Exhibit 23.1

April 17, 2006

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Luna Technologies International, Inc. – S-8 Registration Statements

Dear Sir/Madame:

As independent registered public accountants, we hereby consent to the incorporation by reference in the Form S-8 Registration Statements pertaining to the Incentive Stock Option Plan, Non-Qualified Stock Option Plan, Stock Bonus Plan, and 2006 Stock Plan of Luna Technologies International, Inc. included in this Annual Report (Form 10-KSB) for the year ended December 31, 2005, of the following:

Our report dated April 10, 2006 to the Stockholders and Board of Directors on the financial statements of the Company as at December 31, 2005 and for the year then ended included in the Company’s filing on Form 10-KSB.

Sincerely,

“Dale Matheson Carr-Hilton LaBonte”

DALE MATHESON CARR-HILTON LABONTE
Chartered Accountants